Exhibit 99.1

Eton Pharmaceuticals Reports Fourth Quarter and Full Year 2025 Financial Results

●	Q4 2025 product sales of $21.3 million, representing 83% growth over Q4 2024
●	Q4 2025 basic GAAP EPS of $0.06, fully diluted GAAP EPS of $0.05, basic non-GAAP EPS of $0.21, fully diluted non-GAAP EPS of $0.19, and Adjusted EBITDA of $6.2 million
●	Launched DESMODA™, the first and only FDA-approved desmopressin oral solution
●	Licensed U.S. rights to Orphan Drug HEMANGEOL®; expected to be accretive to 2026 earnings
●	Company expects full year 2026 revenue to exceed $110 million with an Adjusted EBITDA margin of over 30%
●	Management to hold conference call today at 4:30pm ET

DEER PARK, Ill., March 19, 2026 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today reported financial results for the quarter ended December 31, 2025.

“It was another phenomenal quarter for Eton with meaningful contributions from key products across our portfolio including INCRELEX, ALKINDI SPRINKLE, KHINDIVI, and GALZIN. The strong fourth quarter helped us cap off a transformational 2025. During the year we launched three major products, INCRELEX, GALZIN, and KHINDIVI, and delivered $80 million in total revenue, more than doubling our 2024 revenue,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“The recent FDA approval of DESMODA and the acquisition of HEMANGEOL have further accelerated our 2026 growth trajectory. DESMODA’s approval was highly anticipated by the endocrinology community, and the product received a very strong reception in its first week of launch. Our commercial team is fired up and fully mobilized, executing on the launch plan. Our entire team is also hard at work on the integration of HEMANGEOL and eager for our scheduled May 1st relaunch. Both of these products will be key growth contributors in 2026 and beyond. In addition, this year is poised to be our most active year yet on the clinical front, with key studies initiating or already initiated for the INCRELEX label expansion, the KHINDIVI reformulation, ET-700, and AMGLIDIA.”

“We are poised for another year of record financial results in 2026. For the full year, we expect to see revenue exceed $110 million and at least a 30% Adjusted EBITDA margin,” concluded Brynjelsen.

Fourth Quarter and Recent Business Highlights

83% growth in product sales year-over-year. Eton reported fourth quarter 2025 product sales of $21.3 million, compared to $11.6 million in the prior year period, driven primarily by strong growth in ALKINDI SPRINKLE and the addition of revenues from INCRELEX, GALZIN, and KHINDIVI.

Commercial launch of DESMODA. Eton launched DESMODA on March 9th, leveraging its existing team of pediatric endocrinology rare disease specialists. The product has received a strong reception from the patient and healthcare professional community, and numerous patients have already started on treatment. DESMODA is expected to significantly contribute to the Company’s long-term growth, with potential peak sales of $30-50 million annually.

Acquired U.S. rights to Orphan Drug HEMANGEOL. The acquisition establishes a third call point for Eton’s sales team, pediatric dermatology. Eton anticipates integrating the product into its rare disease commercial infrastructure and extending its best-in-class Eton Cares patient support program to all HEMANGEOL patients, which includes the $0 co-pay for all commercially insured patients. Eton will begin commercializing HEMANGEOL on May 1st. The transaction was financed with cash on hand and is expected to be accretive to 2026 earnings.

Advancement of INCRELEX label harmonization study. In December, the company held a Type C meeting with the FDA to discuss the clinical pathway required to expand the U.S. FDA definition of Severe Primary IGF-1 Deficiency (SPIGFD) to match the broader E.U. definition. The Company believes the meeting was positive, and as a result, Eton submitted the proposed final study protocol to the FDA in February. The Company expects FDA feedback on the protocol by the end of March. If cleared, Eton would proceed with study initiation, with the goal of dosing the first patient in the third quarter of 2026.

Continued strong GALZIN growth, now exceeding 300 active patients. GALZIN growth continued to trend ahead of forecast in the fourth quarter of 2025 and so far in the first quarter of 2026. The Company’s targeted investment in rare disease specialists and education has increased awareness, access, and adoption and, earlier this month, the Company eclipsed 300 active patients on therapy. Eton continues to see a large growth opportunity to expand the treated population through conversion of patients currently taking over-the-counter products that are not FDA approved for Wilson disease.

Planned ET-700 pilot study. ET-700, the Company’s extended-release formulation of zinc acetate, will be tested in a proof-of-concept positron emission tomography (PET) study that is expected to initiate in April. The study will compare ET-700 to GALZIN and a placebo. If successful, the study would support the initiation of a dose ranging and pivotal study in early 2027.

Initiation of bioequivalence study to support KHINDIVI label expansion. The Company has initiated the bioequivalence study required to support submission of Eton’s revised KHINDIVI formulation designed to expand the product’s approved indication beyond its current restriction of children ages five and older. The study has been initiated, with the first patient dosed last week. The Company expects to receive preliminary top-line results late in the second quarter and receive the final study report needed for submission of the supplement in the third quarter of 2026. The Company anticipates a 10-month review for the submission, leading to a potential mid-2027 approval.

2026 Financial Guidance

The Company expects 2026 revenues to exceed $110 million with an Adjusted EBITDA margin of at least 30%.

Fourth Quarter Financial Results

Net Revenue: Net revenues for the fourth quarter of 2025 were $21.3 million compared to $11.6 million in the prior year period, an increase of 83%. The growth was driven primarily by increased sales of ALKINDI SPRINKLE and the addition of sales from INCRELEX, GALZIN, and KHINDIVI.

Gross Profit: Gross profit for the fourth quarter of 2025 was $13.1 million compared to $6.5 million in the prior year period, an increase of 102%, driven by the increase in revenues.

Adjusted gross profit, which adjusts for the impact of acquired inventory step-up adjustments and intangible amortization, was $15.5 million in the fourth quarter of 2025, representing an adjusted gross margin of 73% compared to adjusted gross profit of $6.8 million and adjusted gross margin of 59% in the prior year period.

Research and Development (R&D) Expenses: R&D expenses for the fourth quarter of 2025 were $1.8 million compared to $(0.9) million in the prior year period, due primarily to increased expenses associated with the Company’s pipeline development activities. In addition, during the fourth quarter of 2024, Eton’s ET-400 product was granted Orphan Drug Designation by the FDA, which resulted in Eton receiving a refund of the NDA filing fee that was paid and expensed in a prior quarter.

General and Administrative (G&A) Expenses: G&A expenses for the fourth quarter of 2025 were $8.9 million compared to $6.7 million in the prior year period, due primarily to an increase in product advertising and launch-year promotional expenses, higher stock-based compensation expense, and an increase in compensation and benefit expenses due to an increase in general and administrative headcount.

Adjusted G&A expense, which removes share-based compensation, transaction-related costs, and other one-time expenses, was $7.8 million in the quarter, compared to $5.8 million the prior year period.

The fourth quarter of 2025 included $0.9 million of annual FDA Program Fees related to the company’s approved New Drug Applications. Historically, Eton qualified for a waiver of annual fees for its Orphan Designated products, however, as of October 1, 2025, the Company’s revenue level was above the waiver threshold, and it began paying the fees.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA): Adjusted EBITDA for the fourth quarter of 2025 was $6.2 million compared to $2.1 million in the prior year period, an increase of 195%.

Net Income/Loss: Net income for the fourth quarter of 2025 was $1.5 million or $0.05 per diluted share compared to a net loss of $5.4 million or $0.02 per basic and diluted share in the prior year period.

On a non-GAAP basis, the Company reported net income of $5.4 million or $0.19 per diluted share, for the fourth quarter of 2025 compared to net income of $0.7 million, or $0.02 per diluted share in the prior year period.

For a reconciliation of GAAP net loss to Earnings Before Interest, Taxes, Depreciation and Amortization EBITDA (“EBITDA”), Adjusted EBITDA and Adjusted Non-GAAP basic and fully diluted earnings per share to the most directly comparable GAAP financial measure, please see the tables below.

Cash Position: As of December 31, 2025, the Company had cash and cash equivalents of $25.9 million.

Conference Call and Webcast Information

As previously announced, Eton Pharmaceuticals will host its fourth quarter 2025 conference call as follows:

Date:	March 19, 2026

Time:	4:30 p.m. ET (3:30 p.m. CT)

Participant Webcast Link:	Click Here

Participant Call Link:	Click Here

In addition to taking live questions from participants on the conference call, management will be answering emailed questions from investors. Investors can email questions to: investorrelations@etonpharma.com.

The live webcast can be accessed on the Investors section of Eton’s website at https://ir.etonpharma.com/. An archived webcast will be available on Eton’s website approximately two hours after the completion of the event and for 30 days thereafter.

* Conference call participants should register to obtain their dial-in and passcode details.  Please be sure to register using a valid email address.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has ten commercial rare disease products: KHINDIVIM, INCRELEX®, ALKINDI SPRINKLE®, DESMODA™, GALZIN®, HEMANGEOL®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has four additional product candidates in late-stage development: Amglidia®, ET-700, ET-800 and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss, excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

E: lwilson@insitecony.com

Eton Pharmaceuticals, Inc.

Statements of Operations

(In thousands, except per share amounts)

	For the three months ended		For the years ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024
Revenues:	(Unaudited)		(Audited)
Licensing revenue	$—	$—	$3,286	$500
Product sales and royalties, net	21,281	11,647	76,664	38,511
Total net revenues	21,281	11,647	79,950	39,011

Cost of sales:
Licensing revenue	—	—	825	270
Product sales and royalties	8,181	5,171	36,385	15,330
Total cost of sales	8,181	5,171	37,210	15,600

Gross profit	13,100	6,476	42,740	23,411

Operating expenses:
Research and development (1)	1,780	(871)	7,765	3,255
General and administrative	8,856	6,718	35,819	22,753
Total operating expenses	10,636	5,847	43,584	26,008

Income (loss) from operations	2,464	629	(844)	(2,597)

Other expense:
Interest and other expense, net	(1,050)	(1,140)	(3,714)	(1,211)

Income (loss) before income tax expense	1,414	(511)	(4,558)	(3,808)

Income tax (benefit) expense	(69)	87	43	15

Net (loss) income	$1,483	$(598)	$(4,601)	$(3,823)
Net income (loss) per share, basic and diluted	$0.06	$(0.02)	$(0.17)	$(0.15)
Weighted average number of common shares outstanding, basic and diluted	26,937	26,135	26,908	25,895
Net income (loss) per share, diluted	$0.05	$(0.02)	$(0.17)	$(0.15)
Weighted average number of common shares outstanding, diluted	31,243	26,135	26,908	25,895

(1)	During the three months ended December 31, 2024, we received $2,024 from the FDA associated with an approved PDUFA exemption and corresponding refund for a previously paid NDA filing fee.

Eton Pharmaceuticals, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

(Audited)

	December 31, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$25,942	$14,936
Accounts receivable, net	11,757	5,361
Inventories, net	15,419	15,232
Prepaid expenses and other current assets	7,463	5,492
Total current assets	60,581	41,021

Property and equipment, net	326	34
Intangible assets, net	30,878	34,881
Operating lease right-of-use assets, net	310	175
Other long-term assets, net	19	12
Total assets	$92,114	$76,123

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,976	$4,167
Short-term debt, net of discount	8,789	—
Accrued Medicaid rebates	9,317	6,866
Accrued liabilities	9,408	8,914
Total current liabilities	38,490	19,947

Long-term debt, net of discount and including accrued fees	21,769	29,811
Operating lease liabilities, net of current portion	460	107
Other long-term liabilities	5,241	1,830
Total liabilities	65,960	51,695

Commitments and contingencies

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 27,047,061 and 26,709,084 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	27	27
Additional paid-in capital	138,621	132,294
Accumulated deficit	(112,494)	(107,893)
Total stockholders’ equity	26,154	24,428

Total liabilities and stockholders’ equity	$92,114	$76,123

Eton Pharmaceuticals, Inc.

Statements of Cash Flows

(In thousands)

(Audited)

	For the years ended
	December 31, 2025	December 31, 2024
Cash flows from (used in) operating activities
Net loss	$(4,601)	$(3,823)

Adjustments to reconcile net loss to net cash from operating activities:
Stock-based compensation	5,512	3,165
Depreciation and amortization	4,044	1,146
Inventory step-up	5,094	—
Excess and obsolete inventory reserve	594	529
Debt discount amortization	696	1,109
Non-cash lease expense	44	70
Changes in operating assets and liabilities, net of impact of business acquisition:
Accounts receivable	(6,396)	(3,118)
Inventories	(5,876)	(1,839)
Prepaid expenses and other assets	(1,971)	(3,349)
Accounts payable	6,808	2,318
Accrued Medicaid rebates	2,451	3,239
Accrued liabilities	1,011	1,484
Other non-current assets and liabilities	3,114	38
	10,524	969

Cash flows from (used in) investing activities
Purchases of property and equipment	(333)	(26)
Acquisition of business	—	(30,000)
Purchase of product licensing rights	—	(9,988)
Net cash from (used in) investing activities	(333)	(40,014)

Cash flows from (used in) financing activities
Net proceeds from the issuance of long-term debt	—	25,309
Repayment of long-term debt	—	(1,155)
Common stock issued in private placement offering	—	7,000
Proceeds from stock option exercises	598	1,191
Employee stock purchase plan	217	248
Net cash from (used in) financing activities	815	32,593

Change in cash and cash equivalents	11,006	(6,452)
Cash and cash equivalents at beginning of period	14,936	21,388
Cash and cash equivalents at end of period	$25,942	$14,936

Supplemental disclosures of cash flow information
Cash paid for interest	$3,325	$665
Cash paid for income taxes	$118	$82

Eton Pharmaceuticals, Inc.

Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the years ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024

GAAP net income (loss)	$1,483	$(598)	$(4,601)	$(3,823)
Depreciation	17	12	41	50
Intangible amortization expense	1,000	343	4,003	1,096
Interest expense (including debt discount amortization and non-cash interest expenses)	1,208	1,333	4,781	2,005
Income tax expense (benefit)	(69)	87	43	15
EBITDA	$3,639	$1,177	$4,267	$(657)
Other non-GAAP adjustments:
Inventory step-up expense (1)	1,421	—	5,094	—
Stock-based compensation (2)	1,124	782	5,512	3,165
Severance expense (3)	—	—	335	—
Acquisition/divestiture-related costs (4)	7	140	581	415
Total of Other non-GAAP adjustments	2,552	922	11,522	3,580
Adjusted EBITDA	$6,191	$2,099	$15,789	$2,923

GAAP income (loss) before income tax	$1,414	$(511)	$(4,558)	$(3,808)
Non-GAAP adjustments:
Depreciation (5)	17	12	41	50
Intangible amortization expense (6)	1,000	343	4,003	1,096
Inventory step-up expense (1)	1,421	-	5,094	-
Share-based compensation (2)	1,124	782	5,512	3,165
Severance expense (3)	—	—	335	—
Acquisition/divestiture-related costs (4)	7	140	581	415
Total pre-tax non-GAAP adjustments	3,569	1,277	15,566	4,726
Income tax effect of pre-tax non-GAAP adjustments (7)	(372)	94	235	49
Total non-GAAP adjustments	3,941	1,183	15,331	4,677
Non-GAAP Net Income	$5,355	$672	$10,773	$869

Weighted average number of common shares outstanding, basic	26,937	26,135	26,908	25,895
Weighted average number of common shares outstanding, diluted	31,243	29,320	31,046	27,458

GAAP income (loss) per share - Basic	$0.06	$(0.02)	$(0.17)	$(0.15)
Non-GAAP adjustments	0.15	0.05	0.57	0.18
Non-GAAP earnings per share - Basic	$0.21	$0.03	$0.40	$0.03

GAAP income (loss) per share - Basic	$0.06	$(0.02)	$(0.17)	$(0.15)
Non-GAAP adjustments	0.13	0.04	0.49	0.17
Non-GAAP earnings per share - Diluted	$0.19	$0.02	$0.32	$0.02

(1)	During the twelve months ended December 31, 2025, we recognized in cost of sales $5,094 for inventory step-up expense primarily attributable to INCRELEX® inventory revalued in connection with this business combination.
(2)	Represents share-based compensation expense associated with our stock option and restricted stock unit stock unit grants to our employees and non-employee directors and our employee share purchase plan.
(3)	Represents severance and benefit expenses associated with role redundancy within commercial operations during the first quarter of 2025.
(4)	Represents legal expense and other divestiture-related costs associated with the out-licensing of the INCRELEX® commercial rights in territories outside of the U.S.
(5)	Represents depreciation expense related to our property and equipment.
(6)	Intangible amortization expenses are associated with our intellectual property rights related to INCRELEX®, GALZIN®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous and Nitisinone.
(7)	Income tax adjustments on pre-tax non-GAAP adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the effective income tax rate for the period. We are in a full income tax valuation allowance position and the income tax effect on pre-tax non-GAAP adjustments is commensurate with the performance measure.

Eton Pharmaceuticals, Inc.

Fourth Quarter 2025 GAAP to Non-GAAP Net Income (Loss) Reconciliation

(in thousands)

(Unaudited)

Fourth Quarter 2025	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Severance Expense	Acquisition/ Divestiture Related Costs	Non-GAAP
Cost of sales	$8,181	(1,000)	(1,421)	-	-	-	$5,760
Research and development	1,780	-	-	(62)	-	-	1,718
General and administrative	8,856	(17)	-	(1,062)	-	(7)	7,770
Interest and other expense, net	(1,050)	-	-	-	-	-	(1,050)

Fourth Quarter 2024
Cost of sales	$5,171	(343)	-	-	-	-	$4,828
Research and development	(871)	-	-	(31)	-	-	(902)
General and administrative	6,718	(12)	-	(751)	-	(140)	5,815
Interest and other expense, net	(1,140)	-	-	-	-	-	(1,140)

Eton Pharmaceuticals, Inc.

Full Year 2025 GAAP and Non-GAAP Net Income (Loss) Reconciliation

(in thousands)

(Unaudited)

Year Ended December 31, 2025	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Severance Expense	Acquisition/ Divestiture Related Costs	Non-GAAP
Cost of sales	$37,210	(4,003)	(5,094)	-	-	-	$28,113
Research and development	7,765	-	-	(182)	-	-	7,583
General and administrative	35,819	(41)	-	(5,330)	(335)	(581)	29,532
Interest and other expense, net	(3,714)	-	-	-	-	-	(3,714)

Year Ended December 31, 2024
Cost of sales	$15,600	(1,096)	-	-	-	-	$14,504
Research and development	3,255	-	-	(276)	-	-	2,979
General and administrative	22,753	(50)	-	(2,889)	-	(415)	19,399
Interest and other expense, net	(1,211)	-	-	-	-	-	(1,211)